Exhibit 99
                                                                   Press Release


                             APA OPTICS, INC. ADOPTS
                             SHAREHOLDER RIGHTS PLAN

         MINNEAPOLIS -- APA Optics, Inc. (NASDAQ National Market: APAT) announced that its board of directors has adopted a shareholder rights plan for the Company's Common Stock. The plan seeks to offer protection for shareholders in the event of a hostile takeover action, the Company said.

         "The rights plan is designed to assure that APA Optics, Inc. shareholders receive fair and equitable treatment in the event of an unsolicited attempt to acquire the company," said Anil K. Jain, APA's president and chief executive officer. "The rights plan was not adopted in response to any outside effort to gain control of the company and the company is not currently aware of such activity."

         The rights plan gives each holder of Common Stock the right to purchase 1/100th of a newly authorized preferred share that is essentially equivalent to one share of Common Stock. The exercise price for the rights is $80.00 per right.

         Shareholders do not need to take any action to receive the rights, which are being distributed in the form of a dividend on the Common Stock, the Company said. The rights will attach to all shares of Common Stock outstanding at the close of business on November 13, 2000, said APA. Shares of Common Stock issued after that date will be issued with rights, said the Company, and no separate right certificates will be issued unless the conditions set forth in the plan are met. APA said the rights are not currently exercisable and possess no current value, and the distribution of the rights is not taxable to shareholders. The rights expire on November 13, 2010.

         The rights become exercisable by existing shareholders only when a buyer has acquired 15 percent or more of the outstanding Common Stock of the Company without the prior approval of the company's board of directors, or following the announcement of a tender offer for 15 percent of the outstanding Common Stock. If a person acquires 15 percent or more of the company's Common Stock, each right (except those held by the acquiring person) will entitle the holder to purchase shares of the company's Common Stock, having a market value of twice the right's exercise price, or, in effect, at a 50 percent discount from its then current market value.

         If the company were acquired in a merger or similar transaction after a person acquires 15 percent of the company's outstanding Common Stock, without prior approval of the board of directors, each right would entitle the holder (other than the acquirer) to purchase shares of the acquiring company having a market value of twice the exercise price of the right, or, in effect, at a discount of 50 percent. Until the acquisition by any person of 15 percent or more of the company's Common Stock, the rights can be redeemed by the board of directors for $.001 per right.

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         Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in product development, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, delays in receiving parts or the ability to procure component parts, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

         APA Optics, Inc. designs, develops, manufactures and markets advanced products for the fiber optic communications, optoelectronics and laser industries, including dense wavelength division multiplex (DWDM) components, ultraviolet (UV) detectors, nitride epitaxial layers and custom optics.

October 26, 2000

Contact: Anil K. Jain, CEO, APA Optics, 763-784-4995
Robert Ringstad, CFO, APA Optics, 763-784-4995